Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FibroBiologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid
Equity	Common stock, par value $0.00001 per share, underlying warrants	Rule 457(c)	22,494,434		$0.2565	(2)	$5,769,823	$138.10 per 1,000,000	$797

Total Offering Amounts							$5,769,823		$797
Total Fee Offsets									—
Net Fee Due									$797

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement on Form S-1 shall be deemed to cover any additional shares of common stock, par value $0.00001 per share, or the Common Stock, of FibroBiologics, Inc. that may be issued as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales price of Common Stock as reported on the Nasdaq Capital Market on December 19, 2025.